                                                                  Exhibit 11.1


                           Forstmann & Company, Inc.
                       Computation of Per Share Earnings

                                                 Thirteen           Twenty-Six
                                                Weeks Ended         Weeks Ended
                                                May 1,1994          May 1,1994
                                                -----------         -----------
Income applicable to common shareholders        $5,229,000          $4,033,000
                                                ==========          ==========
Average common shares and common
  share equivalents outstanding:

    Average common shares outstanding            5,586,795           5,588,035

    Add average common share equivalents
      - options to purchase common
      shares, net                                   63,321              66,257
                                                ----------          ----------
Average common shares and common share
  equivalents outstanding                        5,650,116           5,654,292
                                                ==========          ==========
Income per common share and common
  share equivalent                                     .93                 .71
                                                ==========          ==========


NOTE: The information provided in this exhibit is presented in accordance with Regulation S-K, Item 601(b)(11), while income per common share on the Company's condensed statements of operations and retained earnings (deficit) is presented in accordance with Accounting Principles Board
       (APB) Opinion No. 15. This information is not required by Footnote 2 to paragraph 14 of APB Opinion No. 15 as dilution is less than 3%.